UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

SCHEDULE 13 G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
Amendment No. ____

INTREPID TECHNOLOGY & RESOURCES, INC.
Name of Issuer

		COMMON
Title of Class of Securities

		461194201
CUSIP Number

		AUGUST 12, 2008
Date of Event Which Requires Filing of This Statement

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

	[  ]   Rule 13d-1(b)

	[X]   Rule 13d-1(c)

	[  ]   Rule 13d-1(d)



CUSIP NO.   461194201			13G			Page 1 of 4



1.	NAMES OF REPORTING PERSON
	I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

		Christopher Brecher


2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	[a]  	[   ]
       									[b] 	[   ]

3.	SEC USE ONLY


4.	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S. Citizen

NUMBER OF		5.	SOLE VOTING POWER
SHARES				604,411
BENEFICIALLY	6.	SHARED VOTING POWER
OWNED BY 				   -0-
EACH			7.	SOLE DISPOSITIVE POWER
REPORTING				604,411
PERSON		8.	SHARED DISPOSITIVE POWER
WITH					   -0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		604,411 as of July 31, 2008

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
	SHARES*									[  ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

		11.428% of 5,288,814 shares outstanding as last reported.

12.	TYPE OF REPORTING PERSON*

		Christopher Brecher			IN



CUSIP NO.   461194201  			13G			Page 2 of 4

Item 1(a)		Name of Issuer:

       Intrepid Technology & Resources, Inc.

Item 1(b)		Address:

		501 W. Broadway, Suite 200
                        Idaho Falls, ID 83442

Item 2(a)		Name of Person Filing:

		Christopher Brecher


Item 2(b)		Address:

		18749 Rio Vista Drive
		Tequesta, FL 33469

Item 2(c)		Citizenship:

U.S. Citizen

Item 2(d)		Title of Class of Securities:

		Common

Item 2(e)		CUSIP Number:

       	461194201

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-
2(b) or (c), Check Whether the Person Filing is a:

	(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

	(b) [  ]  Bank as defined in Section 3(a) (6) of the Exchange
Act.

	(c) [  ]   Insurance company as defined in Section 3 (a) (19)
of the Exchange Act.

	(d) [ ] Investment company registered under Section 8 of the Investment Company Act.

	(e) [  ]  An investment adviser in accordance with Rule 13d-1
(b) (1) (ii) (E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1) (ii) (F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1 (b) (1) (ii) (G);


CUSIP NO.   461194201  			13G			Page 3 of 4

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c) (14) of the Investment Company Act;

(j) [  ]  Group, in accordance with Rule 13d-1 (b) (1) (ii)
(J).

If this statement is filed pursuant to Rule 13d-1 (c), check this box. [X]

Item 4.	Ownership.

	Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

		604,411

(b)	Percent of class:
		11.428% of 5,288,814 shares outstanding as last reported.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote
	604,411

(ii)	Shared power to vote or to direct the vote  	-0-

           (iii)	Sole power to dispose or to direct the disposition of
	604,411

           (iv)	Shared power to dispose or to direct the disposition of
	-0-


	The shares of stock owned by each person is as follows:

		Christopher Brecher			604,411


Item 5		Ownership of Five Percent or Less of a Class:	N/A


Item 6		Ownership of More than Five Percent on Behalf of
Another Person: 	N/A

Item 7		Identification and Classification of
	N/A
		the Subsidiary which Acquired the
		Security Being Reported on the
		Parent Holding Company:



CUSIP NO.   461194201  			13G			Page 4 of 4


Item 8		Identification and Classification of Members of the
Group:		N/A


Item 9		Notice of Dissolution of Group:			N/A



Item 10		Certification:

	By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

		Date:  		August 12, 2008




       Signature:		/s/ Christopher Brecher

Name/Title:	Christopher Brecher












K:\JDR\Brecher, Christopher\Intrepid 13G Filing.doc